Filed Pursuant to Rule 433

Issuer Free Writing Prospectus, Dated April 17, 2017

Relating to Preliminary Prospectus Dated April 17, 2017

Registration Statement No. 333-216404

SELECT ENERGY SERVICES, INC.

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the preliminary prospectus of Select Energy Services, Inc. (the “Company”) dated April 17, 2017 (the “Preliminary Prospectus”). The information in this free writing prospectus supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus or prepared based on assumptions that are inconsistent with the information below. Capitalized terms used in this free writing prospectus but not otherwise defined have the meanings ascribed to such terms in the Preliminary Prospectus.

Revised Offering Information

Certain information relating to the pro forma earnings per share of the Company in the Preliminary Prospectus is revised as follows:

Unaudited pro forma net loss per share presented in the Preliminary Prospectus has been revised from $(0.05) per share previously presented to $(4.49) per share.  This computation of unaudited pro forma earnings per share gives effect to (1) the reorganization and 144A Offering transactions as described in the notes to consolidated financial statements and (2) the issuance of 10,600,000 shares of Class A common stock to be offered in the Company’s initial public offering as if all of these transactions occurred as of January 1, 2016. If the computation of unaudited pro forma earnings per share were to only give effect to the issuance of shares of Class A common stock in the initial public offering that would be required to be sold to extinguish “as adjusted” total long-term debt related to the Permian Acquisition for the period subsequent to the reorganization and 144A Offering transactions, it would result in basic and diluted pro forma net loss per share attributable to Class A-1 and Class A stockholders of $(0.05).

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it by calling toll free Credit Suisse Securities (USA) LLC at (800) 221-1037.